                                                                     EXHIBIT 2.1

                               AGREEMENT OF SALE
                               -----------------


          THIS AGREEMENT OF SALE (this "Agreement"), is made as of this _____
                                        ---------
day of December, 1995, between Corporate Property Associates 7, a California limited partnership, having an address at 50 Rockefeller Plaza, New York, New York 10020 ("Seller"), and Crab House, Inc., a Florida corporation, having an address at c/o Bayport Restaurant Group, 4000 Hollywood Blvd., Suite 695-S, Hollywood, Florida 33201, ("Buyer").

                             W I T N E S S E T H :
                             -------------------

          Seller and Buyer, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, hereby agree as follows:

          1.    PURCHASE AND SALE.  (a) Seller shall sell and convey to Buyer,
                -----------------
and Buyer shall purchase from Seller: the lands and premises, together with the buildings and improvements thereon, known as "Harpoon Louie's", being more particularly described in Exhibit A hereto (the "Premises"), together with all
                                                 --------
fixtures, building equipment and other articles of personal property owned by Seller and located on and used in connection with the Premises more particularly described in Exhibit A-1 hereto (the "Personalty"); and also together with the
                                      ----------
intangibles associated with the restaurant operated on the Premises, including but not limited to, the good will of the restaurant as operated by Seller (the "Intangibles"). The Premises, the Personalty and the Intangibles are hereinafter
- ------------
collectively referred to as the "Property".
                                 --------

          (b) Seller shall also assign and convey to Buyer and Buyer shall accept and purchase from Seller: (1) the use of the name "Harpoon Louie's," from the Closing Date through the time of closing of the restaurant on the 31st of December, 1995, and (2) all food and beverages located on the Premises at the time the parties take inventory (the "Inventory") which the parties agree they
                                      ---------
will do the evening before the Closing.

          (c) Anything herein to the contrary notwith-standing, the Purchase Price shall not include the items mentioned in subparagraph 1(b)(1) and (2) and the price to be paid for those items (the "Inventory Price") shall be the price
                                           ---------------
Seller paid for the Inventory. This additional amount shall also be paid to Seller by Buyer at the time of Closing.

          2.   CONSIDERATION.  Buyer will purchase the Property and pay therefor
               -------------
the sum of Four Million One Hundred Forty Thousand Dollars ($4,140,000.00) (the "Purchase Price"), payable in the following manner:
 --------------

               (a) Two Hundred Thousand Dollars ($200,000.00) by wire transfer of immediately available federal funds to

Akerman, Senterfitt & Eidson, P.A. (the "Escrow Agent") upon execution of this
                                         ------------
Agreement by Buyer (such amount when so paid, together with any interest earned thereon, being herein called, the "Deposit"), to be held in escrow by Escrow
                                   -------
Agent and disbursed in accordance with the terms of this Agreement.

               (b) The balance of the Purchase Price, Three Million Nine Hundred Forty Thousand Dollars ($3,940,000.00), at Closing, by wire transfer of immediately available federal funds, subject only to closing apportionments and adjustments as hereinafter set forth, to Escrow Agent to be held in escrow and disbursed in accordance with the terms of this Agreement.

          3.   CLOSING.
               -------

               (a) Consummation of the transaction contemplated hereby (the "Closing") shall occur at the offices of Seller's counsel, Reed Smith Shaw &
 -------
McClay, 2500 One Liberty Place, Philadelphia PA, 19103 at 10:00 A.M. on December 19, 1995, or on such earlier date and at such other place as the parties may agree. The date that the Closing occurs is hereinafter referred to as the "Closing Date".
- -------------

               (b) If by the Closing Date Escrow Agent has not received all documentation necessary in Escrow Agent's opinion to release the first mortgage payoff funds to the mortgage holder, Escrow Agent shall retain in escrow the funds necessary to pay off the first mortgage, including interest, until such time as Escrow Agent has obtained all documents necessary in Escrow Agent's opinion to release the payoff funds to the mortgage holder.

          4.   TRANSFER DOCUMENTS.  At the time and place of Closing, upon
               ------------------
payment in full of the Purchase Price and the Inventory Price and satisfaction of all of Buyer's obligations under this Agreement, Seller shall:

               (a) convey and deliver title to the Premises to Buyer by a special warranty deed, in form substantially as set forth on Exhibit B hereto, subject to all matters set forth in Exhibit C hereto and all matters agreed upon by Buyer and Seller on or prior to the Closing;

               (b) execute and deliver a Bill of Sale in form substantially as set forth on Exhibit D hereto, with respect to the Personalty and the Inventory;

               (c) deliver the keys to and possession of the Property to Buyer.

          The instruments of transfer referred to in subsections 4(a) and (b) are hereinafter collectively referred to as the "Transfer Documents".
                                                 ------------------

          5.   APPORTIONMENTS AND ALLOCATION OF EXPENSES.
               -----------------------------------------

               (a) As may be more particularly set forth below, the following items shall be apportioned as of midnight on the Closing Date: (1) real estate taxes; (2) personal property taxes, if any; (3) water and sewer charges and municipal garbage and rubbish removal charges, if any; and (3) amounts payable under any property contracts which are being assumed by Buyer.

               (b) Real estate taxes and personal property taxes shall be prorated for real estate taxes and personal property taxes levied by each taxing body based on the tax year (whether calendar or fiscal) used by such taxing body in levying such taxes. If the Closing occurs before the tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation.

               (c) Charges for the consumption of electricity, fuel oil, water, steam and gas, telephone services and other utility services, if any, shall be apportioned as of midnight on the Closing Date.

               (d) The cost of all real estate and personal property transfer taxes shall be borne by Buyer. Buyer shall be responsible for all costs of title examination, title insurance premiums, the cost of obtaining or updating any surveys of the Premises (copies of which shall be provided to Seller), the costs of obtaining engineer and environmental reports, the costs of recording any Transfer Documents which are to be recorded, and all documentary stamp taxes and intangible taxes. Each party shall bear its own legal fees and expenses incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

               (e) The provisions of this Section 5 shall survive the Closing.

          6.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.  The obligations of
               --------------------------------------------
Seller hereunder are and shall be subject to satisfaction of each of the following conditions at or prior to the Closing:

               (a) Buyer shall have complied with all of the terms, covenants and conditions hereof to be complied with on the part of Buyer as of or prior to the Closing;

               (b) Buyer shall have executed and delivered the Transfer Documents to which it is a party and shall have delivered all documents and items required to be delivered on or before Closing by the express terms of this Agreement;

               (c) Buyer shall have directed in writing that the Escrow Agent pay the Deposit to Seller (to be credited against the Purchase Price) and Seller shall have received the same (the Escrow Agent being authorized and directed to pay the Deposit to Seller upon receipt of such written notice from Buyer); and

               (d) Buyer shall have paid the balance of the Purchase Price and the Inventory Price.

          7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.  The obligations of
               -------------------------------------------
Buyer hereunder are and shall be subject to satisfaction of each of the following conditions at or prior to the Closing:

               (a) Seller shall have complied with all of the terms, covenants and conditions hereof to be complied with on the part of Seller as of or prior to the Closing; and

               (b) Seller shall have executed and delivered the Transfer Documents and shall have delivered all documents and items required to be delivered on or before Closing by the express terms of this Agreement.

          8. RISK OF LOSS.  The risk of loss with respect to the Property or any
             ------------
part thereof from damage or destruction by fire or other casualty shall remain upon Seller until Closing. If, between the date hereof and the Closing Date, any portion of the Property shall be damaged or destroyed by fire or other casualty which would cost Buyer $50,000 or less to repair or replace, the Purchase Price shall be reduced by the cost of repairing or replacing the Property so damaged or destroyed and Seller shall retain all insurance proceeds paid on account of such damage, destruction, casualty or loss. If such cost would exceed $50,000, Buyer shall have the option, exercisable by notice to Seller given within fifteen (15) days after Buyer learns of said damage, destruction, casualty or loss, to either (a) terminate this Agreement by written notice to such effect to Seller and the Escrow Agent, whereupon the Escrow Agent shall forthwith refund the Deposit to Buyer, this Agreement shall terminate and neither party shall have any further obligation or liability to the other hereunder (except with respect to those provisions which by the express terms of this Agreement are to survive termination hereof), or (b) elect to proceed with this Agreement and pay the full Purchase Price, in which case Seller shall assign to Buyer any insurance proceeds to which Seller may be entitled as a result of such damage, destruction, casualty or loss. If Buyer fails to give such written notice, Seller shall deliver to Buyer a notice ("Seller Notice") informing Buyer that it has five days from receipt of Seller's Notice to provide Seller with a written notice of what option it will choose. If Buyer fails to respond to

Seller's Notice within five days after receipt thereof, Buyer shall conclusively be deemed to have chosen option (b). The date for Closing shall be extended to the extent necessary to accommodate the foregoing schedule.

          9.   EMINENT DOMAIN.  If all or a substantial portion of the Property
               --------------
shall be taken by reason of the exercise of the power of eminent domain prior to the Closing or if proceedings are commenced for such a taking prior to the Closing, then Buyer shall have the option to either (a) terminate this Agreement by written notice to such effect to Seller and the Escrow Agent, whereupon the Escrow Agent shall forthwith refund the Deposit to Buyer, this Agreement shall terminate and neither party shall have any further obligation or liability to the other hereunder (except with respect to those provisions which by the express terms of this Agreement are to survive termination hereof), or (b) elect to proceed with this Agreement and pay the full Purchase Price, in which event Seller shall assign to Buyer all damages or awards to which Seller may be entitled and which may be assigned by Seller pursuant to applicable law. Within five (5) days after notification of any such taking or proceedings, but in no event later than the Closing, Seller shall notify Buyer thereof.

          If such taking is not for all or a substantial portion of the Property, then Buyer shall remain obligated to close hereunder subject to such taking, in which event Seller shall assign all damages or awards to which Seller may be entitled and which may be assigned by Seller pursuant to applicable law.

         10.   INSURANCE.  Buyer understands that (a) risk of loss passes to
               ---------
Buyer at the time set forth in Section 8; (b) Buyer may have an insurable interest in the Property upon the signing of this Agreement; and (c) to protect Buyer's own interest Buyer should retain or place in force adequate fire and casualty insurance with extended coverage on the Property as of the effective date of this Agreement.

         11.   BROKERS.  No broker was involved in connection with the
               -------
transaction contemplated hereby.   Each party hereby indemnifies and holds the
other party harmless from and against any and all claims for any broker's commission or similar compensation which may be payable to any broker, finder or other person or entity based solely upon such party's own acts. The provisions of this Section 11 shall survive the Closing.

         12.   INSPECTION OF PROPERTY.  THE PROPERTY IS BEING SOLD ON AN "AS IS,
               ----------------------
WHERE IS" BASIS, AND SELLER MAKES ABSOLUTELY NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, ENVIRONMENTAL, TITLE OR ANY OTHER MATTER RELATING TO THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF INCOME POTENTIAL OR OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). Buyer acknowledges and agrees that it is relying solely on its own due diligence review in purchasing the Property.

         13.   [INTENTIONALLY OMITTED]
               -----------------------

         14.   SELLER'S REPRESENTATIONS.  Seller represents and warrants to
               ------------------------
Buyer that:

               (a) Seller is a duly organized and validly subsisting limited partnership with full power to execute and deliver this Agreement and all Transfer Documents and to consummate the transactions contemplated hereby.

               (b) Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

               (c) After Closing is consummated, Seller shall not use the name "Harpoon Louie's" in connection with any property owned or leased by Seller, or any other entity in any way related to Seller, that is located within twenty miles of the Premises.

               (d) Seller shall cooperate with Buyer in connection with Buyer's attempt to renew the lease of the pier provided such cooperation does not cause the Seller to incur any additional expense.

               (e) Seller has good and marketable title to the Personalty free and clear of all liens, security interests and encumbrances.

          All of the above representations shall survive the Closing for a period of ten years except representation 14(c) which shall survive the Closing for a period of thirty years.

         15.   REMEDIES UPON DEFAULT BY BUYER.  In the event of a  default by
               ------------------------------
Buyer in the performance of any of the terms, covenants and conditions hereof to be performed on the part of Buyer, then, after Seller has delivered written notice of such default to Buyer and Buyer has failed to cure such default within fifteen (15) days thereafter (provided that, in the case of a default in Buyer's obligation to consummate Closing at the time and on the date required by Section 3 hereof, no such notice shall be required and no cure period shall be available to Buyer), Seller shall have all rights and remedies at law and in equity because of such breach and shall receive from the Escrow Agent the Deposit and retain same either on account of the Purchase Price or as monies to be applied toward Seller's damages, as Seller may elect. If Seller elects to sue Buyer at law for damages, Seller agrees to take reasonable measures to mitigate its damages resulting from Buyer's default.

         16.   REMEDIES UPON DEFAULT BY SELLER.  In the event of a  default by
               -------------------------------
Seller in the performance of any of the terms, covenants and conditions hereof to be performed on the part of Seller, then, after Buyer has delivered written notice of such default to Seller and Seller has failed to cure such default within fifteen (15) days thereafter (provided that, in the case of a default in Seller's obligation to consummate Closing at the time and on the date required by Section 3 hereof, no such notice shall be required and no cure period shall be available to Seller), Escrow Agent shall return the Deposit to Buyer and Buyer shall, subject to Section 18 hereof, have all rights and remedies at law and in equity because of such breach; however, Seller's liability shall be limited to the assets of the Seller partnership. If Buyer elects to sue Seller at law for damages, Buyer agrees to take reasonable measures to mitigate its damages resulting from Seller's default.

         17.   ESCROW AGENT.
               ------------

               (a) Escrow Agent agrees to hold the Deposit in an interest bearing account at an interest rate acceptable to Buyer and with a financial institution acceptable to Buyer and Seller. At the Closing, the Escrow Agent shall pay the Deposit to Seller. If necessary, Escrow Agent shall continue to hold the funds required to pay off the first mortgage encumbering the Premises after Closing and shall disburse such funds in accordance with the provisions of Paragraph 3(b) hereof.

               (b) If the Escrow Agent receives a written statement executed by Buyer that title to the Property has not been conveyed under this Agreement because of the inability of Seller to close under this Agreement, or because of a default by Seller causing a failure to close under this Agreement or because of Buyer's termination of this Agreement as permitted by and in accordance with the provisions herein contained (other than a termination properly made under and in accordance with Section 12 hereof), Escrow Agent shall, within three business days after receipt of such written statement, deliver a copy of said statement to Seller, and shall return the Deposit to Buyer on the tenth business day after receipt by Escrow Agent of said statement from Buyer unless Escrow Agent, prior to such return, receives from Seller a written statement contesting the accuracy of Buyer's statement and demanding retention of the Deposit by Escrow Agent.

               (c) If the Escrow Agent receives a written statement executed by Seller that title to the Property has not been conveyed under this Agreement because of the inability of Buyer to close under this Agreement, or because of a default by Buyer under this Agreement, Escrow Agent shall, within three business days after receipt of such written statement, deliver a copy of said statement to Buyer and deliver the Deposit to Seller on the tenth business day after receipt by Escrow Agent of said statement from Seller unless Escrow Agent, prior to such return, receives from Buyer a written statement contesting the accuracy of Seller's statement and demanding retention of the Deposit by Escrow Agent.

               (d) Upon receipt by Escrow Agent of a written contesting statement from Seller under subsection (b) above, or from Buyer under subsection
(c) above, Escrow Agent shall retain the Deposit and thereafter deliver the same to either Seller or Buyer (or otherwise) as Seller and Buyer direct by a written statement jointly executed by them; provided, however, Escrow Agent may, at any time before receiving any such jointly executed statement and on notice to Seller and Buyer, surrender the Deposit to a court of competent jurisdiction, by means of an interpleader action or otherwise, for such disposition as may be directed by such court.

               (e) Escrow Agent shall not be liable to either Seller or Buyer in connection with its performance as escrow agent hereunder, except in the event of its gross negligence and/or wilful disregard of the escrow provisions set forth in this Agreement. Escrow Agent may rely and/or act upon any instrument or document reasonably believed by it to be genuine and to be executed and/or delivered by the proper person. Seller and Buyer hereby agree to indemnify, defend and hold Escrow Agent harmless from and against any cost, loss or expense (including reasonable attorneys' fees and disbursements) suffered or incurred by Escrow Agent as a result of it being named in or as a result of it commencing and prosecuting any litigation or proceeding required or permitted under this Agreement; provided, however, the foregoing indemnity will not apply to cost, loss or expense incurred by Escrow Agent as a result of its gross negligence and/or wilful disregard of the escrow provisions set forth in this Agreement.

               (f) Upon delivery of the Deposit to Buyer, Seller or a court of competent jurisdiction under and pursuant to the provisions of this Section 17, the Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations arising therefrom.


         18.   LIMITATION OF SELLER'S LIABILITY IN CERTAIN CIRCUMSTANCES.
               ---------------------------------------------------------
Notwithstanding anything to the contrary contained in this Agreement, in the event Seller is unable to convey title to the Premises in accordance with the terms of this Agreement because of an incurable title defect or a title defect which requires an expenditure of more than $10,000 to remedy (but excluding a lien or encumbrance or other title defect intentionally and knowingly created by Seller), the sole liability of Seller shall be to join with Buyer in a direction to the Escrow Agent to refund to Buyer the Deposit and any other monies paid on account of the Purchase Price. Upon the delivery of any such direction, the Escrow Agent shall forthwith refund the Deposit to Buyer, this Agreement shall terminate and neither party shall have any further obligation or liability to the other hereunder (except with respect to those provisions which by the express terms of this Agreement are to survive termination hereof). Buyer, nevertheless, may (but shall not be obligated to) accept such title as Seller is able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any liability on the part of Seller.

         19.   TIME OF ESSENCE.  Time is of the essence in the performance of
               ---------------
all obligations hereunder.

         20.  NOTICES.  Except as otherwise expressly provided herein, all
              -------
notices and other communications (collectively, "notices") under this Agreement shall be in writing (including facsimile transmission) and shall be either personally delivered or delivered by the United States Mail, postage prepaid, or by facsimile transmission with receipt confirmed, to the following addresses or addressees:

          Seller:     Corporate Property Associates 7
                      c/o W.P. Carey & Co., Inc.
                      50 Rockefeller Plaza
                      New York, New York  10020
                      Attention:  Mr. Anthony S. Mohl
                      FAX NO. (212) 977-3022

                      With a copy to:

                        Carol Ann Mueller, Esquire
                        Reed Smith Shaw & McClay
                        2500 One Liberty Place
                        Philadelphia, Pennsylvania  19103
                        FAX NO. (215) 851-1420

          Buyer:      Crab House, Inc.
                      c/o Bayport Restaurant Group
                      4000 Hollywood Blvd., Suite 695-S
                      Hollywood, Florida  33201
                      Attention: Mr. David Connor
                      FAX NO. (305) 961-8778

                      With a copy to:

                        David S. Mandel, Esquire
                        Astor Weiss Kaplan & Rosenblum
                        The Bellevue, 6th Floor
                        Philadelphia, Pennsylvania  19102
                        FAX NO. (215) 790-0509

All notices and certifications shall be effective upon receipt, or in the case of facsimile transmission, upon machine confirmation of receipt. Either party may designate by notice given to the other party a new address to which notices hereunder shall thereafter be sent.

         21.   COVENANT NOT TO RECORD.  Buyer will not record this Agreement and
               ----------------------
any recording or attempted recording of this Agreement shall constitute a default by Buyer hereunder.

         22.   ENTIRE AGREEMENT.  All understandings and agreements, oral or
               ----------------
written, heretofore had between the parties with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement made by the other party. This Agreement may not be amended, nor any provision hereof waived, in whole or in part, except by a writing signed by the party against whom enforcement of such amendment or waiver is sought.

         23.   CONSTRUCTION.  In this Agreement, unless the context otherwise
               ------------
clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; the neuter case includes the masculine and feminine cases; and "or" is not exclusive. In this Agreement, "include," "includes," "including" and similar terms are not limiting; and "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision. Section and other headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement in any respect. This Agreement has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly any doctrine of construction of ambiguities against the party controlling the drafting, shall not apply to this Agreement.

         24.   ASSIGNMENT; BINDING EFFECT.  Buyer may, at the Closing, assign
               --------------------------
its rights and obligations hereunder to an assignee or nominee in order to take title to the Property. Such rights and obligations may not be otherwise assigned. This Agreement shall be binding upon and inure to the benefit of Seller and its successors and assigns and Buyer and its successors and permitted assigns.

         25.   GOVERNING LAW.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Florida.

         26.   COUNTERPARTS.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same agreement.

         27.   WAIVER OF TENDER.  Formal tender of the Transfer Documents and
               ----------------
the Purchase Price are waived by the parties hereto.

         28.   EFFECTIVE DATE.  The date of formation of this Agreement (herein
               --------------
called the "date of this Agreement" or the "date hereof") shall for all purposes be the date the last of Buyer, Seller and Escrow Agent executes this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the respective dates set forth below.

                                 CORPORATE PROPERTIES
                                 ASSOCIATES 7
                                 SEVENTH CAREY CORPORATE PROPERTY, INC., GENERAL PARTNER


                                 By:  ______________________________

                                 Its: ______________________________

                                 Date of Execution:___________, 1995



                                 CRAB HOUSE, INC.


                                 By:   ______________________________

                                 Its:  ______________________________

                                 Date of Execution:____________, 1995

                                    JOINDER
                                    -------

          The undersigned hereby joins in the foregoing Agreement of Sale for the express and limited purpose of becoming and assuming the duties of the "Escrow Agent" referenced therein.

                                    AKERMAN, SENTERFITT & EIDSON,
                                    P.C., Escrow Agent


                                    By:    ______________________________

                                    Title: ______________________________

                                    Date of Execution: ____________, 1995

                                                 EXHIBIT A
                                                 ---------


                            Description of Premises
                            -----------------------

                                                 EXHIBIT A-1
                                                 -----------


                               List of Personalty
                               ------------------

                                                 EXHIBIT B
                                                 ---------

                                  Form of Deed
                                  ------------

                                                 EXHIBIT C
                                                 ---------

                    Permitted Encumbrances/Title Commitment
                    ---------------------------------------

                                                 EXHIBIT D
                                                 ---------

                                  Bill of Sale
                                  ------------